Exhibit 12.1

                         CALIFORNIA WATER SERVICE GROUP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

In thousands except ratios

                                                               Year ended December 31
                                                  2002        2001        2000        1999        1998
EARNINGS (1):
Income before income tax expense                           $ 24,693    $ 31,534    $ 35,486    $ 31,285
Fixed charges expensed and capitalized                       17,214      15,680      14,798      14,095
Capitalized interest                                           (858)       (703)       (324)       (224)
Preferred dividend requirements                                (255)       (255)       (255)       (255)
                                               --------------------------------------------------------
                                                           $ 40,794    $ 46,256    $ 49,705    $ 44,901
                                               ========================================================

Fixed charges:
      Interest expensed and capitalized, and
         amortization of capitalized
         expenses related to indebtedness                  $ 16,887    $ 15,349    $ 14,489    $ 13,791
      Estimated interest component of
        rent expense                                             72          76          54          49
                                               --------------------------------------------------------
                                                           $ 16,959    $ 15,425    $ 14,543    $ 13,840
                                               ========================================================
Ratio of earnings to fixed charges                             2.41        3.00        3.42        3.24
                                               ========================================================

(1) As defined by Item 503(d) of Regulation S-K.